UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

AMENDMENT NO. 1
TO
ANNUAL REPORT

of

JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES

(Name of Registrant)

Date of end of last fiscal year: March 31, 2010

SECURITIES REGISTERED*

(As of close of fiscal year)

	Amounts as to	Names of
	which registration	exchanges on
Title of Issue	is effective	which registered

N/A	N/A	N/A

Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
United States

Copies to:

Garth W. Bray
Sullivan & Cromwell LLP
Otemachi First Square
5-1, Otemachi 1-chome
Chiyoda-ku, Tokyo 100-0004
Japan

*	The registrant is filing this annual report on a voluntary basis.

SIGNATURE
EXHIBIT INDEX
Exhibit 1

Explanatory Note: The Annual Report on Form 18-K of Japan Finance Organization for Municipalities (“JFM”) for the fiscal year ended March 31, 2010 (the “Annual Report”), as amended by this Amendment No. 1, is intended to be incorporated by reference into Registration Statement No. 333-162685 of JFM and Japan filed on October 27, 2009, as amended by the Pre-effective Amendment No. 1 thereto filed on April 16, 2010.

1.	The following additional exhibits are hereby added to the Annual Report:

Exhibit
Number	Description

1.	Summary unaudited Japanese GAAP financial information as of and for the six months ended September 30, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan on the 27th day of December, 2010.

JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES

By	/s/ Yuji Watanabe Name: Yuji Watanabe Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

1.	Summary unaudited Japanese GAAP financial information as of and for the six months ended September 30, 2010